As filed with the U.S. Securities and Exchange Commission on May 29, 2025
Registration No. 333-277574
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 4 to FORM F-1 on
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VAST RENEWABLES LIMITED
(Exact name of Registrant as Specified in its Charter)

N/A
(Translation of registrant name into English)

Australia	4911	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
Suite 7.02, 124 Walker Street,
North Sydney, NSW 2060
Australia
+61 2 4072 2889
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Elliott Smith
Perkins Coie LLP
1155 Avenue of the Americas
New York, New York 10036
(212) 262-6900

Approximate date of commencement of proposed sale to the public: Not applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
 Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
__________________
†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 4 relates to the Registration Statement (as amended, the “Registration Statement”) on Form F-3 (File No. 333-277574), originally filed by Vast Renewables Limited (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on Form F-1 on February 29, 2024, which was amended by Amendment No. 1 filed on March 7, 2024. The Registration Statement was declared effective by the SEC on March 11, 2024. On April 25, 2024, the Company filed Post-Effective Amendment No. 1 to the Registration Statement, which was declared effective by the SEC on April 26, 2024, and on November 7, 2024, the Company filed Post-Effective Amendment No. 2 to the Registration Statement, which was declared effective by the SEC on November 12, 2024. On February 12, 2025, the Company filed Post-Effective Amendment No. 3 to convert the Registration Statement (and all amendments thereto) into a registration statement on Form F-3. Post-Effective Amendment No. 3 to the Registration Statement was declared effective by the SEC on February 18, 2025. The Registration Statement registered (a) the issuance by the Company of up to 27,529,987 Ordinary Shares that are issuable upon the exercise of Warrants (as defined in the Registration Statement) and (b) the offer and sale, from time to time, by certain selling security holders named in the Registration Statement, of up to (i) 46,036,985 Ordinary Shares of the Company and up to (ii) 12,856,500 Warrants.

On May 6, 2025, the Company announced its intention to voluntarily delist its Ordinary Shares and warrants to purchase Ordinary Shares (the “Public Warrants”) from The Nasdaq Stock Market LLC (“Nasdaq”). On May 15, 2025, the Company filed a Form 25 with the SEC to delist its Ordinary Shares and Public Warrants from Nasdaq and deregister such securities under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the effectiveness of the Form 25, the Company intends to file a Form 15 with the SEC to suspend its reporting obligations under the Exchange Act.
In connection with the Company’s voluntary decision to delist and deregister its Ordinary Shares and Public Warrants, the Company has terminated any and all offerings pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, by filing this Post-Effective Amendment No. 4, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form F-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 29, 2025.

VAST RENEWABLES LIMITED

By:	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Vast Renewables Limited, has signed this Post-Effective Amendment No. 4 to the Registration Statement in the City of Houston, State of Texas, on May 29, 2025.

By:	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Authorized Representative

No other person is required to sign this Post-Effective Amendment No. 4 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.